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                                                                 Exhibit 4.2

                             ACTION OF BOARD OF DIRECTORS
                                 USA TALKS.COM, INC.
                             ACTION BY UNANIMOUS CONSENT

     The undersigned constitution all of the members of the Board of Directors of USA Talks.com, Inc., formerly SBB, Inc., as indicated below, hereby approve the following resolution adopted September 9, 1998:


     Be it resolved that the consulting firm of Harvey Productions, Inc. has agreed to accept Common Shares in payment of services rendered. The specific amount of the services rendered, or to be rendered, is $85,000, and the number of Common Shares to be transferred is 15,500 as payment for these services.

     A fully executed copy of this resolution shall be filed in the corporate minute book.

September 9, 1998

s/s Allen J. Portnoy                         s/s William H. Ervine, Jr.

s/s Stephen A. Storey                        s/s Max S. Kissell


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